Exhibit 99.2

811 Louisiana, Suite 2100 Houston, TX 77002 713.584.1000

Targa Resources Partners LP Announces Tender Offer for Its

6.750% Senior Notes due 2024

HOUSTON, TX—August 11, 2020 - Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”), a subsidiary of Targa Resources Corp. (NYSE:TRGP) announced today that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of the outstanding senior notes listed in the following table upon the terms and conditions described in the Partnership’s Offer to Purchase dated August 11, 2020 (the “Offer to Purchase”).

Issuer(1)	Title of Security	CUSIP Number	Principal Amount Outstanding	Purchase Price per $1,000 of Notes
Targa Resources Partners LP	6.750% Senior Notes due 2024	87612BAY8	$580,120,000	$1,020.70

(1) Targa Resources Partners Finance Corporation, a wholly owned subsidiary of the Partnership, is a co-issuer of these securities.

Holders whose notes are purchased will also receive accrued and unpaid interest thereon from the last interest payment date up to, but not including, the initial settlement date.

The Tender Offer is being made pursuant to the terms and conditions contained in the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Tender Offer, by calling (800) 820-2415 (toll free) or, for banks and brokers, (212) 269-5550. Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are also available at the following web address: http://www.dfking.com/targa.

The Tender Offer will expire at 5:00 p.m. New York City Time on August 17, 2020, unless extended or earlier terminated (such time and date as the same may be extended, the “Expiration Time”). Tendered notes may be withdrawn at any time before the Expiration Time. Holders of notes must validly tender and not validly withdraw their notes (or comply with the procedures for guaranteed delivery) before the Expiration Time to be eligible to receive the consideration for their notes.

Settlement for notes tendered prior to the Expiration Time and accepted for purchase will occur promptly after the Expiration Time, which is expected to be August 18, 2020, assuming that the Tender Offer is not extended or earlier terminated. The settlement date for any notes tendered pursuant to a Notice of Guaranteed Delivery is expected to be on August 20, 2020, subject to the same assumption.

The Tender Offer is conditioned upon the satisfaction of certain conditions, including the completion of a contemporaneous notes offering by the Partnership on terms and conditions (including, but not limited to, the amount of proceeds raised in such offering) satisfactory to the Partnership. The Tender Offer is not conditioned upon any minimum amount of notes being tendered. The Tender Offer may be amended, extended, terminated or withdrawn. Concurrently with the launch of the Tender Offer, the Partnership is exercising its right to redeem any of the notes not validly tendered and purchased in the Tender Offer, pursuant to the terms of the indenture governing such notes.

Targa has retained Wells Fargo Securities, LLC to serve as the exclusive Dealer Manager for the Tender Offer. Questions regarding the terms of the Tender Offer may be directed to Wells Fargo Securities, LLC at (toll free) (866) 309-6316 or (collect) (704) 410-4756.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any notes in the Tender Offer. In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with any contemporaneous notes offering, nor shall there be any sale of the securities issued in such offering in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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About Targa Resources Partners LP

Targa Resources Partners LP is a Delaware limited partnership formed in October 2006 by its parent, Targa Resources Corp. (“TRC” or the “Company”), to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. On February 17, 2016 TRC completed the acquisition of all outstanding common units of the Partnership. Targa Resources Corp. is a leading provider of midstream services and is one of the largest independent midstream energy companies in North America. The Company owns, operates, acquires and develops a diversified portfolio of complementary midstream energy assets. The Company is primarily engaged in the business of: gathering, compressing, treating, processing, transporting and selling natural gas; transporting, storing, fractionating, treating and selling NGLs and NGL products, including services to LPG exporters; and gathering, storing, terminaling and selling crude oil.

The principal executive offices of Targa Resources Partners LP are located at 811 Louisiana, Suite 2100, Houston, TX 77002 and their telephone number is 713-584-1000.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s control, which could cause results to differ materially from those expected by management of the Partnership. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Partnership does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact the Company’s investor relations department by email at InvestorRelations@targaresources.com or by phone at (713) 584-1133.

Sanjay Lad

Vice President – Finance & Investor Relations

Jennifer Kneale

Chief Financial Officer